SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

           The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:      CMG Institutional Investors Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

           905 Marconi Avenue
           Ronkonkoma, New York  11779

Name and address of agent for service of process:
           Anne G. Gille, Esq.
           CMG Institutional Investors Trust
           C/o Ambac Financial Group, Inc.
           New York, NY 10004

           COPIES TO:
           Kenneth S. Gerstein, Esq.
           Schulte Roth & Zabel LLP
           919 Third Avenue
           New York, New York 10022


Check Appropriate Box:

           Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

             X     Yes                No
           ------              -----

           Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Ronkonkoma and state of New York, on the 31st day of December .

                                            CMG INSTITUTIONAL INVESTORS TRUST

                                            By:  /S/ KEVIN J. BURKE
                                                 -------------------------------
                                                 Kevin J. Burke
                                                 President
Attest:    /S/  DANIELLE BUELL
           -------------------
           Danielle Buell
           Treasurer

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